Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ENTERS INTO A CONTRACT
TO ACQUIRE 122,259 SQUARE FOOT SHOPPING CENTER IN WEST VIRGINIA

•	Acquisition will expand Wheeler’s geographic footprint into West Virginia

•	Property is grocery-anchored by Shop ‘N Save and shadow-anchored by a Lowe’s Home Improvement.

Virginia Beach, VA – November 7, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has entered into a contract to acquire Pierpont Centre, a 122,259 square foot shopping center located in Morgantown, West Virginia. The property will be acquired using a combination of cash and bank debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We are very pleased to announce that we have entered into a contract to acquire Pierpont Centre. Pierpont Centre is considered one of the major retail destinations in the area with a stable tenant mix of retailers and restaurants and is located in one of the fastest growing cities in the state. This property will mark the Company’s first location in West Virginia and we believe it represents a perfect example of the ‘necessity-based’ retail focused properties located in growing secondary and tertiary markets that are available to acquire at a discount to replacement costs. We expect to secure attractive financing terms and are confident that Pierpont Centre, in time, will provide a strong return on our investment.”

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) signs contract to acquire Pierpont Centre, a shopping center located in Morgantown, WV.

Pierpont Centre – Morgantown, West Virginia
Built in 1999, Pierpont Centre is a 122,259 square foot grocery-anchored shopping center. The center is leased by nationally, regionally and locally known tenants that include GNC, Hallmark, Michaels’s, Ruby Tuesday, and Outback Steakhouse.

The center is located in Morgantown, West Virginia on Cheat Road with immediate access to I-68, a 113 mile US Interstate highway that runs through West Virginia and Maryland. The center is approximately 3 miles northeast of West Virginia University and the downtown section of Morgantown.

Location / Demographic Information
Morgantown, West Virginia is a city in Monongalia County and has a population of 30,666. Morgantown is approximately seventy-five miles south of Pittsburgh, Pennsylvania and approximately seventy-nine miles southeast of Wheeling, West Virginia. The city is the home of West Virginia University, the largest institute of higher education in the state.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com